Exhibit 12.1

Louisiana-Pacific Corporation
Ratio of Earnings/Losses to Fixed Charges
         (in millions, except for ratios)

                                            Nine
                                            Months                                 Year
                                            Ended      Year Ended   Year Ended     Ended     Year Ended   Year Ended
                                           9/30/98      12/31/97     12/31/96     12/31/95    12/31/94     12/31/93
                                           -------     ----------   ----------    --------   ----------   ----------
Earnings:
Income (loss) before taxes
  and minority interest                    $ (7.6)      $(150.0)     $(326.8)     $(94.8)      $559.6       $427.6
Add: Amortization of
     capitalized interest                     3.5          4.2          3.9          3.7          4.0          3.7
     Fixed charges, as
      detailed below                         29.6         41.7         24.9         13.9         16.5         20.2
Less: Interest capitalized                   (1.5)        (4.8)        (7.1)       (10.9)        (5.5)        (3.5)
                                           ------       ------       ------       ------       ------       ------
Adjusted income (loss)                     $ 24.0       $(108.9)     $(305.1)     $(88.1)      $574.6       $448.0
                                           ======       =======      =======      ======       ======       ======

Fixed Charges:
Interest expense, net of
  fixed interest income                    $ 19.7       $ 30.9       $ 14.2       $  5.3       $  9.0       $ 12.8
Interest capitalized                          4.0          5.0          5.0          5.0          5.0          5.0
Capitalized expenses related
  to indebtedness                             1.3           --           --           --           --           --
Portion of rents
  representative of the
  interest factor                             4.6          5.8          5.7          3.6          2.5          2.4
                                           ------       ------       ------       ------       ------       ------
                                           $ 29.6       $ 41.7       $ 24.9       $ 13.9       $ 16.5       $ 20.2
                                           ======       =======      =======      ======       ======       ======

Ratio of earnings to fixed
  charges                                      --           --           --           --        34.8x        22.2x

Deficiency of earnings to
fixed charges                              $  5.6       $150.6       $330.0       $102.0           --           --
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